Exhibit 99.1

Methode Electronics Appoints Avi Avula as New CEO

Seasoned Electronics Industry Leader Brings More than 20 Years of Experience

Driving Transformational Growth and Value Creation Initiatives to Methode

Chicago, IL – December 19, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, announced today that Avi Avula has been appointed as Methode’s new President and Chief Executive Officer (CEO), starting on January 29, 2024. Mr. Avula’s appointment follows the previously announced retirement of Donald W. Duda, President and CEO.

Mr. Duda will work with Mr. Avula through a three-month transition period, after which Mr. Duda will serve as a strategic consultant for a nine-month period.

Mr. Avula will also be appointed as a director of Methode as of his start date, replacing Mr. Duda who intends to resign as of such date.

Mr. Avula brings 17 years of electronics industry leadership experience to Methode, and currently serves as the Vice President of Strategy for DuPont’s Electronics & Industrial (E&I) business. In this role, Mr. Avula leads strategy, growth, new business development and global commercial excellence for E&I, which reported approximately $6 billion in 2022 revenue. Mr. Avula previously led the Interconnect Solutions line of business within E&I, where he was deeply involved in key strategic initiatives including the integration of DuPont Circuit and Packaging Materials and Dow Interconnect Technologies during the merger between Dow and DuPont.

Chairman Walter J. Aspatore said, "On behalf of Methode’s Board of Directors, we are thrilled to welcome Avi to the Methode team. Avi’s appointment follows a comprehensive search process to identify the right CEO to lead Methode forward. He is a proven executive having led large engineered-product businesses on a global basis that have grown both organically and through acquisition. His strategic, technical, and transformative manufacturing experiences will help drive Methode’s innovation and growth initiatives and create value for shareholders."

Mr. Aspatore continued, "We thank Don for his outstanding contributions to Methode since his arrival in 2000 and wish him the very best in his retirement. Because of Don and his leadership, Methode is well-positioned to drive value creation for our shareholders, customers, and employees."

Added Mr. Avula, "It is an honor to be selected as Methode’s CEO. I am joining a company that has excelled for over 75 years and is well-positioned given its strong foundation. The Company’s position in the growing markets for lighting, power distribution, and sensor solutions is an exciting opportunity to take Methode forward into the next chapter of its proud history. I look forward to working with the Board and management team to drive enhanced growth and performance."

About Avi Avula

Avi Avula, age 50, joins Methode from DuPont, where he is currently the Vice President of Strategy for DuPont’s Electronics & Industrial (E&I) business with additional responsibility for sustainability and business excellence. Before his current role, he was the Global Vice President & General Manager for Interconnect Solutions (ICS), a line of business within DuPont E&I focused on delivering total solutions and systems design to address signal integrity and power transmission challenges. During his tenure in ICS, Mr. Avula led the integration of DuPont Circuit and Packaging Materials and Dow Interconnect Technologies during the merger between Dow and DuPont. He also led the $2.3 billion Laird Performance Materials acquisition, successfully integrated Laird, and tripled ICS’ revenue to $1.8 billion. Mr. Avula also made an impact around the world, including setting up E&I’s regional headquarters in Singapore and acting as Singapore country leader. Previously in DuPont, he served as the Global Business Director for Displays, where he led the OLED and flexible display business.

Prior to DuPont, Mr. Avula held numerous roles with Applied Materials, most recently in Singapore where he led their business and technology development for advanced packaging. His earlier roles at Applied Materials’ headquarters included serving as Assistant to the Chairman and CEO on strategic, operational and governance matters. Mr. Avula’s additional experience includes serving as a management consultant at Booz & Co. where he worked on business, operations and product strategies across the automotive, pharmaceuticals and consumer products sectors in the U.S. and Europe. He has also worked extensively in the semiconductor fabrication, electronics packaging and assembly industries in the U.S. and Asia.

Mr. Avula has an MBA from the University of Chicago, and an MS in Industrial Engineering from Texas A&M University. He earned his bachelor’s degree in mechanical engineering, specializing in composite materials, in India.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology.

Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030